Exhibit 99

Best Buy Reports Holiday Revenue Results
Domestic Revenue Decreased 0.8%
Repurchased $203 million in Stock for a Year-to-Date Total of $588 million
Improving the Fourth Quarter Operating Margin Outlook

MINNEAPOLIS, January 14, 2016 -- Best Buy Co., Inc. (NYSE: BBY) today announced revenue results for the nine weeks ended January 2, 2016, as compared to the nine weeks ended January 3, 2015.

Fiscal 2016 Holiday Revenue Summary	9 weeks ended January 2, 2016	9 weeks ended January 3, 2015

Enterprise Revenue ($ in millions)[1]	$10,961	$11,366
Domestic segment	$10,050	$10,132
Domestic segment year-over-year revenue change	(0.8)%	4.1%
International segment[1]	$911	$1,233

Enterprise Comparable Sales % Change:
Excluding the estimated benefit of installment billing[2,3]	(1.4)%	1.8%[4]
Estimated benefit of installment billing[3]	0.2%	0.7%
Comparable sales % change[2]	(1.2)%	2.5%[4]

Domestic Comparable Sales % Change:
Excluding the estimated benefit of installment billing[2,3]	(1.4)%	2.6%
Estimated benefit of installment billing[3]	0.2%	0.8%
Comparable sales % change[2]	(1.2)%	3.4%
Comparable online sales % change[2]	12.6%	13.4%

Hubert Joly, Best Buy chairman and CEO, commented, “During the holiday period, Domestic revenue declined 0.8% against a backdrop where the NPD-reported categories were down a greater-than-expected 4.8%5. The Domestic decline was primarily driven by the mobile phone category, which was softer than both our expectations and the prior year. Excluding mobile phones, Domestic revenue increased year over year due to our strong performance in health & wearables, home theater and appliances. Online revenue increased 12.6% on top of a 13.4% increase last year. In addition, we saw a significant improvement in our Net Promoter Score. From a financial perspective, despite a slightly softer-than-expected topline, we are improving our fourth quarter operating income rate outlook as a result of our continuing conviction to a disciplined promotional strategy and strong expense management.”

Joly concluded, “These results and our outlook are driven by the solid execution of our holiday strategy and the leveraging of investments in our merchandise assortment, digital capabilities, higher in-stocks, Blue Shirt and Geek Squad expertise and faster shipping. Ultimately, this performance is the result of the hard work, dedication and customer focus on the part of all of our associates.”

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, “Based on the holiday results Hubert just discussed, we are updating our fourth quarter outlook as follows. In the Domestic business, we are expecting (1) a revenue decline of near 1.5% versus our previous expectation of near flat due to softer consumer demand in mobile phones and greater-than-expected declines in the NPD-reported categories; and (2) a non-GAAP operating income rate decline of 10 to 15 basis points versus our previous expectation of a rate decline of 20 to 35 basis points. As a reminder, the shift of the Super Bowl into Q1 FY17 is driving an expected 40 basis points of pressure on this quarter’s revenue.

“In the International business, our outlook has not changed. We continue to expect (1) an International revenue decline of approximately 30% due to the ongoing impacts of the Canadian brand consolidation, foreign currency fluctuations and softness in the Canadian market; and (2) an International non-GAAP operating income rate in the range of positive 2.0% to 3.0%.

“Based on the above, our Enterprise outlook includes (1) a revenue decline of near 4% versus our previous expectation of a low single-digit decline; and (2) a non-GAAP operating income rate decline of approximately 15 to 30 basis points versus our previous expectation of a rate decline of 25 to 45 basis points. From a tax rate perspective, we now expect the non-GAAP effective income tax rate from continuing operations to be in the range of 34.5% to 35%, versus 34.2% last year, which is expected to result in a negative $0.01 to negative $0.03 year-over-year non-GAAP diluted EPS impact in Q4 FY16.”

Share Repurchases Reach $588 million

On March 3, 2015, the company announced the intent to repurchase $1 billion worth of its shares over a three-year period. On a year-to-date basis, the company has already repurchased 17.8 million shares for a total of $588 million - of which 6.6 million shares, or $203 million, were repurchased in the nine-week period ended January 2, 2016. The company intends to continue to repurchase shares through the end of the fourth quarter.

Domestic Segment Holiday Revenue Results

Domestic revenue of $10.1 billion decreased 0.8% versus last year. This decrease was primarily driven by a comparable sales decline of 1.4%, excluding the estimated 20-basis point benefit associated with the classification of revenue for the mobile carrier installment billing plans3 and the loss of revenue from closed stores. These declines were partially offset by an estimated 20-basis point benefit associated with installment billing3 and an approximate 95-basis point periodic profit sharing benefit from our externally-managed extended service plan portfolio.

Domestic online revenue of $1.7 billion increased 12.6% on a comparable basis primarily due to a higher conversion rate. As a percentage of total Domestic revenue, online revenue increased 200 basis points to 16.7% from 14.7% last year.

From a merchandising perspective, comparable sales growth in health & wearables, home theater and major appliances was more than offset by significant declines in mobile phones, tablets and digital imaging. The company also saw continued revenue declines in services due to investments in services pricing, declining attach rates of traditional warranty plans and, to a lesser extent, the reduction of frequency and severity of claims on extended warranties, which has reduced repair revenue.

International Segment Holiday Revenue Results

International revenue of $911 million declined 26.1% versus last year. This decline was primarily driven by (1) a negative foreign currency impact of approximately 1,350 basis points; (2) the loss of revenue associated with closed stores as part of the Canadian brand consolidation; and (3) ongoing softness in the Canadian economy and consumer electronics industry.

(1) On March 28, 2015, the company consolidated the Future Shop and Best Buy stores and websites in Canada under the Best Buy brand. This resulted in the permanent closure of 66 Future Shop stores and the conversion of the remaining 65 Future Shop stores to the Best Buy brand.

(2) Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable sales calculation until at least 14 full months after reopening. Acquisitions are included in the comparable sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The calculation of comparable sales excludes the impact of revenue from discontinued operations.

The Canadian brand consolidation, which includes the permanent closure of 66 Future Shop stores, the conversion of 65 Future Shop stores to Best Buy stores and the elimination of the Future Shop website, has a material impact on a year-over-year basis on the Canadian retail stores and the website. As such, all store and website revenue has been removed from the comparable sales base and International (comprised of Canada and Mexico) no longer has a comparable metric until International revenue is comparable on a year-over-year basis. Therefore, Enterprise comparable sales will be equal to Domestic comparable sales until International revenue is again comparable on a year-over-year basis.

(3) In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected. The company estimates that its nine week ending January 2, 2016 Enterprise and Domestic comparable sales of 1.2% include approximately 20 basis points of impact from this classification difference. The impact on the gross profit rate at the Enterprise and Domestic levels for the quarter was immaterial. The company believes that providing information regarding this impact of installment billing and an estimate of the company’s comparable sales absent this impact assists investors in understanding the company’s underlying operating performance in relation to prior periods when the mix of installment billing plans was lower.

(4) Enterprise comparable sales for the nine weeks ending January 3, 2015 include revenue from continuing operations in the International segment. Excluding the International segment, Enterprise comparable sales for the nine weeks ending January 3, 2015, excluding the impact of installment billing, would have been 2.6%, or equal to Domestic comparable sales excluding the impact of installment billing, for the same period.

(5) According to The NPD Group’s Weekly Tracking Service as published January 11, 2016, revenue for the CE (Consumer Electronics) industry declined 4.8% during the 9 weeks ended January 2, 2016 compared to the 9 weeks ended January 3, 2015. The CE industry, as defined by The NPD Group, includes TVs, desktop and notebook computers, tablets not including Kindle, digital imaging and other categories. Sales of these products represent approximately 65% of the company’s Domestic revenue. The CE industry, as defined by The NPD Group, does not include mobile phones, appliances, services, gaming, Apple Watch, movies or music.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets and jobless rates), conditions in the industries and categories in which we operate, changes in consumer preferences, changes in consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), strategic and business decisions of our vendors (including actions that could impact promotional support, product margin and/or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to prevent or react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets, the company’s ability to retain qualified employees, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities and brand consolidations), inability to secure or maintain favorable vendor terms, failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to complete or achieve anticipated benefits of announced transactions, integration challenges relating to new ventures, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 31, 2015. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:
Mollie O’Brien, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contacts:
Amy von Walter, Public Relations
(612) 437-5956 or amy.vonwalter@bestbuy.com

Jeff Shelman, Public Relations
(612) 291-6114 or jeffrey.shelman@bestbuy.com

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Excluding the estimated benefit of mobile phone installment billing[1]
	Revenue Mix Summary		Comparable Sales
	Nine Weeks Ended		Nine Weeks Ended
Domestic Segment Summary	Jan 2, 2016	Jan 3, 2015	Jan 2, 2016	Jan 3, 2015
Consumer Electronics	36%	34%	4.3%	11.1%
Computing and Mobile Phones	42%	44%	(7.2)%	(1.8)%
Entertainment	12%	12%	0.5%	0.4%
Appliances	6%	5%	13.4%	9.9%
Services[2]	4%	4%	(13.7)%	(13.6)%
Other	—%	1%	n/a	n/a
Total	100%	100%	(1.4)%	2.6%

	Including the estimated benefit of mobile phone installment billing[1]
	Revenue Mix Summary		Comparable Sales
	Nine Weeks Ended		Nine Weeks Ended
Domestic Segment Summary	Jan 2, 2016	Jan 3, 2015	Jan 2, 2016	Jan 3, 2015
Consumer Electronics	36%	34%	4.3%	11.1%
Computing and Mobile Phones	42%	45%	(6.7)%	0.0%
Entertainment	12%	12%	0.5%	0.4%
Appliances	6%	5%	13.4%	9.9%
Services[2]	4%	3%	(13.7)%	(13.6)%
Other	—%	1%	n/a	n/a
Total	100%	100%	(1.2)%	3.4%

	Revenue Mix Summary
	Nine Weeks Ended
International Segment Summary[3]	Jan 2, 2016	Jan 3, 2015
Consumer Electronics	34%	33%
Computing and Mobile Phones	44%	45%
Entertainment	13%	13%
Appliances	4%	4%
Services[2]	4%	4%
Other	1%	1%
Total	100%	100%

(1)
In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected.

(2)
The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

(3)
The Canadian brand consolidation is expected to have a material impact on all of the Canadian retail stores and the website on a year-over-year basis. As such, all Canadian revenue had been removed from the comparable sales base and International no longer has a comparable metric until International revenue is comparable on a year-over-year basis.